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NEWS RELEASE                                       [HUNTINGTON BANK LOGO]


FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION, CONTACT:
SUBMITTED:  OCTOBER 9, 1996                 JACQUELINE THURSTON (614) 480-3878

                     HUNTINGTON BANCSHARES REPORTS EARNINGS
                 FOR THIRD QUARTER AND FIRST NINE MONTHS OF 1996

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; http://www.huntington.com) today reported earnings per share for the first nine months of $1.33 and $.46 for the third quarter representing increases of 13.7% and 4.5%, respectively, over the same periods last year. Net income was $194.4 million for the first nine months of 1996 and $66.5 million for the third quarter compared with $179.0 million and $65.9 million, respectively, during the corresponding periods in 1995.

         Huntington's return on average equity (ROE) and return on average assets (ROA) were 17.15% and 1.30% in the first nine months, up from 15.75% and 1.27% last year. ROE was 17.92% and ROA was 1.33% for the third quarter.

         "We are pleased with the company's overall results in the third quarter," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "We continued to see strong growth in fee income as well as double digit growth in consumer loans. Commercial loans also grew a respectable 5.2%."

         Net interest income for the nine and three months ended September 30, 1996 was $565.7 million and $191.7 million, respectively; the net interest margin was 4.16% in the recent third quarter.

         Non-interest income, excluding securities transactions, amounted to $192.9 million and $64.9 million in the most recent nine and three month periods, 15.2% and 12.8% higher than the same periods last year. All major categories remained strong.





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                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
               (in thousands of dollars, except per share amounts)


Consolidated Results              Three Months Ended                    Nine Months Ended
    of Operations                      September 30,       Change          September 30,       Change
----------------------     ---------------------------------------  ---------------------------------
                                1996             1995         %         1996         1995         %
                           -------------     ----------   --------  -----------   -----------    -----

Interest Income               $  378,422     $  377,859      0.1%    $1,127,797    $1,080,459    4.4%
Interest Expense                 186,721        191,281    (2.14)       562,085       537,782    4.5
                              ----------     ----------              ----------    ----------
Net Interest Income              191,701        186,578      2.7        565,712       542,677    4.2
Provision for Loan Losses         20,250          7,187    181.8         43,916        16,582  164.8
Non-Interest Income               71,028         59,800     18.8        206,366       176,211   17.1
Non-Interest Expense             141,578        137,446      3.0        430,540       423,139    1.7
Provision for Income Taxes        34,438         35,808     (3.8)       103,246       100,207    3.0
                              ----------     ----------              ----------    ----------
Net Income                    $   66,463     $   65,937      0.8%    $  194,376    $  178,960    8.6%
                              ==========     ==========              ==========    ==========

PER COMMON SHARE (1)
--------------------
  Net Income                  $     0.46     $     0.44      4.5%    $     1.33    $     1.17     13.7%

  Cash Dividends Declared     $     0.20     $     0.18     11.1%    $     0.56    $     0.52      7.7%

  Shareholders' Equity
    (period end)              $    10.40     $    10.02      3.8%    $    10.40    $    10.02      3.8%

Average Shares
  Outstanding (000's)            145,287        150,901    (3.7%)       146,673       153,024    (4.2%)


KEY RATIOS
----------
Return On:
  Average Total Assets               1.33%         1.34%                   1.30%      1.27%
  Average Shareholders' Equity      17.92%        17.03%                  17.15%     15.75%
Efficiency Ratio                    55.57%        56.49%                  56.87%     59.41%
Net Interest Margin                  4.16%         4.18%                   4.11%      4.21%
Average Equity/Average Assets        7.41%         7.87%                   7.60%      8.10%
Tier I Risk-Based Capital Ratio
    (period end)                     8.03%         8.46%                   8.03%      8.46%
Total Risk-Based Capital Ratio
    (period end)                    11.57%        12.17%                  11.57%     12.17%
Tier I Leverage Ratio
    (period end)                     6.78%         6.96%                   6.78%      6.96%


Consolidated Statement
  of Condition Data                                      At September 30,      Change
------------------------                         ------------------------------------
                                                     1996           1995         %
                                                 ------------    -----------   -----
Total Loans                                       $13,939,218    $13,457,831    3.6%
Total Deposits                                    $13,175,649    $12,544,500    5.0
Total Assets                                      $20,565,805    $20,173,130    1.9
Shareholders' Equity                              $ 1,501,084    $ 1,482,799    1.2

ASSET QUALITY
-------------
Non-performing loans                              $    54,974    $    46,310
Total non-performing assets                       $    70,584    $    69,978
Allowance for loan losses/total loans                    1.44%          1.48%
Allowance for loan losses/non-performing loans         364.20%        428.79%
Allowance for loan losses and other real
     estate/non-performing assets                      274.54%        263.26%





(1) Adjusted for the ten percent stock dividend distributed July 31, 1996.